Exhibit 99.1

Contact:	Frederick W. Driscoll
VP, Chief Financial Officer and Treasurer
Novavax, Inc.
240-268-2000

Novavax Reports First-Quarter 2013 Financial Results

Key Highlights

•	Phase II RSV clinical trial data achieve protocol specified-objectives of safety and immunogenicity.
•	Novel malaria vaccine candidate in India honored by the Vaccine World Summit India 2013 conference for having the “Most Promising Vaccine for Emerging Diseases in India.”
•	Positive U.S. inter-governmental-agency panel review to continue influenza vaccine-development contract.
•	Strong financial position with cash of $45.4 million providing two-years of operations.

Rockville, MD (May 7, 2013)–/GlobeNewswire/-Novavax, Inc. (Nasdaq: NVAX) today announced its financial results for the first quarter ended March 31, 2013.

The company reported a net loss of $10.0 million, or $0.07 per share, for the first quarter of 2013, compared to a net loss of $7.3 million, or $0.06 per share, for the first quarter of 2012. Novavax had revenue in the first quarter of 2013 of $3.8 million as compared to $4.6 million for the same period in 2012. The decrease in revenue is primarily due to the higher level of clinical trial activity in the three months ended March 31, 2012 associated with the company’s seasonal and pandemic influenza programs, as compared to the corresponding period in 2013 when no similar clinical trials were initiated. In conjunction with the decrease in revenue, the cost of revenue was $1.7 million in the first quarter of 2013 as compared to $3.8 million for the same period in 2012, which decrease is also primarily related to the levels of activity associated with the company’s influenza clinical trials previously mentioned.

Research and development expenses increased to $9.4 million in the first quarter of 2013, compared to $5.3 million for the same period in 2012, due primarily to increased costs relating to the initiation of the company’s RSV clinical trials and higher employee-related costs. General and administrative expenses decreased to $2.7 million in the first quarter of 2013 as compared to $3.0 million for the same period in 2012.

As of March 31, 2013, the company had $45.4 million in cash and cash equivalents and investments compared to $50.3 million as of December 31, 2012. Net cash used in operating activities for the first quarter of 2013 was $10.6 million compared to $4.2 million for the same period in 2012, a $6.4 million increase from the prior year. The increase in cash usage from the prior year was due to higher influenza-related billable activity associated with clinical trials in 2012 as compared to 2013. In addition, the increase was also associated with higher research and development spending including the company’s RSV clinical trials and increased employee-related costs. Cash usage may fluctuate from period to period due to the timing of initiation and payments of clinical-related activities. The company expects to ultimately initiate later-stage seasonal and pandemic influenza clinical trials upon completion of its process development enhancements, which should have a positive impact on cash usage in the future.

“Highlighting a very eventful quarter were the impressive results we reported last month from the Phase II clinical trial of our RSV vaccine candidate, which has the potential to become a new standard of preventive care if later-stage studies are successful,” said Stanley C. Erck, President and Chief Executive Officer of Novavax. “The vaccine induced clinically meaningful immunity against RSV infection with no apparent safety concerns, suggesting it may protect infants through maternal immunization – an important consideration in preventing severe respiratory disease due to RSV. In the meantime, we are continuing our work in collaboration with the U.S. Department of Health and Human Services’ Office of Biomedical Advanced Research and Development Authority (BARDA) to develop seasonal and pandemic influenza vaccines and prepare for later-stage clinical trials and are making important progress in both programs. We shall continue to manage our financial resources carefully as we execute these development programs and look forward to reporting on our clinical and corporate progress later this year.”

Key Highlights during and since the First Quarter of 2013:

•	In April 2013, we announced that top-line data from the Phase II dose-ranging clinical trial of our respiratory syncytial virus (RSV) vaccine candidate in women of childbearing age accomplished the clinical trial’s protocol-specified objectives and support progression to the next stage of advanced clinical testing. The clinical trial represents an important step towards establishing the safety and immunogenicity of this vaccine candidate for use in a maternal immunization strategy.

•	Also in April 2013, we appointed Amy B. Fix, Vice President of Regulatory Affairs, with responsibility for directing regulatory strategy and coordinating the company’s interactions with regulatory agencies that oversee the development and commercialization of our vaccine product candidates.

•	In March 2013, our collaboration with CPL Biologicals and the International Centre for Genetic Engineering and Biotechnology to develop a novel malaria vaccine in India, was honored by the Vaccine World Summit India 2013 conference for having the “Most Promising Vaccine for Emerging Diseases in India.” This was one of five inaugural awards honoring achievements in India’s vaccine industry.

•	In January 2013, BARDA decided to continue to support our contract to develop seasonal influenza and pandemic (H5N1) influenza vaccine candidates following an inter-governmental-agency panel review of our vaccine-development contract with BARDA in late 2012.

Conference Call

Novavax’ management will host its quarterly conference call today at 10:00 a.m. EDT. The live conference call will be accessible on Novavax’ website at www.novavax.com under “Investor Info/Events” or by telephone at 1 (877) 212-6076 (domestic) or 1 (707) 287-9331 (international). A replay of the webcast will be available on the Novavax website for 60 days after the call and a replay of the conference call will be available beginning today at 1:00 pm through July 6, 2013. To access the replay of the conference call, dial 1 (855) 859-2056 (domestic) or 1 (404) 537-3406 (international) and enter passcode 55111197.

About Novavax

Novavax, Inc. (Nasdaq: NVAX) is a clinical-stage biopharmaceutical company creating vaccines to address a broad range of infectious diseases worldwide. Using innovative recombinant nanoparticle technology, as well as new and efficient manufacturing approaches, the company produces vaccine candidates to combat diseases, with the goal of allowing countries to better prepare for and more effectively respond to rapidly spreading infections. Novavax is committed to using its technology platform to create geographic-specific vaccine solutions and is therefore involved in several international partnerships, including collaborations with Cadila Pharmaceuticals of India, LG Life Sciences of Korea and PATH. Together, these organizations support Novavax’ worldwide commercialization strategy and have the global reach to create real and lasting change in the biopharmaceutical field. Additional information about Novavax is available on the company’s website, www.novavax.com.

Forward-Looking Statements

Statements herein relating to the future of Novavax and its ongoing development of its vaccine products are forward-looking statements. Novavax cautions that these forward-looking statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include those identified under the heading “Risk Factors” in the Novavax Annual Report on Form 10-K for the year ended December 31, 2012, and filed with the Securities and Exchange Commission (SEC). We caution investors not to place considerable reliance on the forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and we undertake no obligation to update or revise any of the statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

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NOVAVAX, INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share information)

	Three Months Ended
	March 31,
	2013	2012
	(unaudited)
Revenue	$3,833	$4,642

Costs and expenses:
Cost of revenue	1,712	3,786
Research and development	9,432	5,338
General and administrative	2,694	2,985
Total costs and expenses	13,838	12,109
Loss from operations	(10,005)	(7,467)
Interest income (expense), net	26	30
Change in fair value of warrant liability	―	101
Loss from operations before income tax	(9,979)	(7,336)
Income tax expense	17	―
Net loss	$(9,996)	$(7,336)

Basic and diluted net loss per share	$(0.07)	$(0.06)
Basic and diluted weighted average
number of common shares outstanding	148,448	120,558

SELECTED BALANCE SHEET DATA

(in thousands)

	March 31, 2013	December 31, 2012
	(unaudited)
Cash and cash equivalents	$9,023	$17,399
Investments	36,373	32,945
Total current assets	51,722	50,408
Working capital	42,469	38,733
Total assets	98,704	102,345
Total notes payable and capital lease obligation	1,961	1,205
Total stockholders’ equity	77,568	80,240

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